CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Standpoint Multi-Asset Fund, a series of Unified Series Trust, under the headings “Organization and Management of Wholly-owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 28, 2019